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                                                                   EXHIBIT 10.26

                                                              September 17, 2001

Mr. Scott Kurnit
About.com
1440 Broadway
New York, NY 10018

Dear Scott:

     The purpose of this letter agreement (this "Letter") is to set forth the terms and conditions pursuant to which your employment with PRIMEDIA Inc. ("PRIMEDIA") and About.com, Inc. ("About") under your Employment Agreement dated October 29, 2000, as amended January 16, 2001, (together, the "Agreement") shall terminate effective December 31, 2001 (the "Termination Date").

     1. Effective upon the date of this Letter, you will cease to be a director or officer of PRIMEDIA and any of its subsidiaries, including About, except that you shall retain the title of Chairman of About through the Termination Date. From the date of this letter through the Termination Date, notwithstanding anything contained in the Agreement to the contrary, your duties shall be to assist the new Chief Executive Officer of About in the smooth, orderly and positive transition of About, with particular attention to the About Guides (including the upcoming Guide Roadshow) and team members, and you will not be required to perform any particular duties or tasks. Any request for your assistance shall be subject to your personal schedule and obligations and may be performed from any location. In no event shall any failure to perform hereunder be deemed a breach of this Letter. During the period from the date of this Letter through the Termination Date, you shall spend no more than two and one-half days per week fulfilling such duties.

     2. Through and including the 30th day following the date of this Letter, your Base Salary, as defined in the Agreement, shall be paid at the annual rate of $600,000 in accordance with the terms of the Agreement. Effective upon the 31st day following the date of this Letter, and notwithstanding anything contained in the Agreement to the contrary, your Base Salary, as defined in the Agreement, shall be paid at the annual rate of $300,000, in accordance with About's normal pay practices, through the Date of Termination..

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     3.  Effective upon the Termination Date, and notwithstanding anything contained in the Employment Agreement to the contrary, you shall cease to be an employee of PRIMEDIA and About and shall also cease to be Chairman of About.

     4. The provisions of this Letter shall be in substitution for the provisions of the Agreement, unless specifically set forth in this Letter to the contrary.

     5. For the period from January 1, 2002 through the February 28, 2005, you shall be paid, in regular installments on About's normal pay dates, an amount equal, on an annualized basis, to $300,000, which amount represents one-half of your Base Salary, as defined in the Employment Agreement.

     6. No later than March 31, 2002, you shall be paid an amount equal to (a) $4,520.55 multiplied by the actual number of calendar days from and including February 28, 2001 through and including the 30th day following date of this Letter (the "First Period") plus (b) $2,260.27 multiplied by number determined by subtracting the number from 365 the number of calendar days in the First Period. No later than March 31, 2003 and 2004, you shall be paid, on each occasion, an amount equal to $825,000. No later than March 31, 2005, you shall be paid an amount equal to $958,355.93.

     7. With respect to your Options and Restricted Shares, as defined in the Agreement, effective on the Termination Date, one-half of all Options (1,302,650 options) and one-half of all Restricted Shares (1,105,550 Restricted Shares). shall vest and the remainder shall be forfeited and terminated The provisions of your Non-Qualified Stock Option Agreement dated as of February 28, 2001 and your Restricted Stock Award Agreement dated as of February 28, 2001 shall continue to apply to your vested Options and vested Restricted Shares.

     8. The provisions of Sections 6 and 7 of the Employment Agreement shall remain in full force and effect through the Termination Date and you shall be paid any unpaid amounts thereunder following the Termination Date in accordance with About's normal policy and any underlying applicable employee benefit plans; provided that with respect to your PRIMEDIA stock options issued for your About stock options as a result of the merger of PRIMEDIA and About, you shall not be entitled to any acceleration of vesting nor any extended vesting period which would otherwise apply to employees who were About optionees prior to the change of control and are either terminated without cause or voluntarily terminate with good reason. You shall not be entitled to any severance benefits following your termination of employment under any PRIMEDIA or About general severance policy.

     9.  The following provisions shall relate to competitive activities:

           a. "Competing Business" shall mean a business whose primary business is:

              (i) a network of websites which websites provide content of a scope and in a manner substantially similar to the websites making up the About network or

              (ii) websites that compete with non-About PRIMEDIA websites on the date of this Letter including in the subject areas of teen, bridal, automotive, apartment leasing, equine, crafts, or outdoor enthusiast areas.

           b. Non-Compete Period shall mean the period from the date of this Letter through and including February 28, 2005.

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           c. You agree that during the Non-Compete Period you shall not, directly or indirectly:

              (i)      engage in any business that is a Competing Business;

              (ii) enter the employ of, or render any services to, any person or entity (or any division of any person or entity) which is a Competing Business;

              (iii) acquire a financial interest in, or otherwise become actively involved with or in, any Competing Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

              (iv) interfere with, or attempt to interfere with, business relationships formed before the date of this Letter between About or any of its affiliates and its material customers, clients or suppliers.

           d. Notwithstanding anything to the contrary in this Section 9, you may directly or indirectly own, solely as an investment, securities of any person engaged in a Competing Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if you are not a controlling person of, or a member of a group which controls, such person.

           e. You agree that, whether on your own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

              (i) You will not, during the Non-Compete Period, solicit any executive of PRIMEDIA or About or any of their respective subsidiaries employed by any of them on the date of this Letter, or

              (ii)     You will not

                       (A) during the Non-Compete Period, hire any executive who is employed by About or any of its subsidiaries on the date of this Letter or

                       (B) through the second anniversary of the date of this Letter, hire any executive who left the employment of About or any of its subsidiaries between February 27, 2001 and the date of this Letter; provided that in the event such person served as a financial executive of About, such non-hiring period shall expire on the first anniversary of the date of this Letter.

           f. No provision of this Section 9 shall prohibit you from continuing to serve on the board of directors of other business entities upon which Executive served during the Employment Term.

           g. It is expressly understood and agreed that although you, PRIMEDIA and About consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Letter is an unenforceable restriction against you, the provisions of this Letter shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent

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              jurisdiction finds that any restriction contained in this Letter is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

     10. You will not at any time (whether during or after your employment with About) disclose or use for your own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than PRIMEDIA and any of its subsidiaries or affiliates including About, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of About generally, or of any subsidiary or affiliate of About; provided that the foregoing shall not apply to information which is not unique to About or which is known to the industry or the public other than as a result of your breach of this covenant. Except as required by law, you will not disclose to anyone, other than your immediate family and legal or financial advisors, the existence or contents of this Letter. You agree that upon the Date of Termination, you will return to About immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of About and its affiliates, except that you may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. You further agree that you will not retain or use for your account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of About or its affiliates.

     11. You acknowledge and agree that remedies at law for a breach of any of the provisions of Sections 9 and 10 of this Letter would be inadequate and, in recognition of this fact, agree that, in the event of such a breach, in addition to any remedies at law, PRIMEDIA or About, without posting any bond, may obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     12. You, PRIMEDIA and About agree that the press release in the form attached hereto as Exhibit A, will be released by PRIMEDIA as soon as practicable following the execution of this Letter by the parties. You, PRIMEDIA and About acknowledge and agree that such press release is the press release referred to in the Mutual Release and Non-Disparagement Agreement, attached hereto as Exhibit B, and being executed by the parties concurrently with the execution of this Letter.

     13. You, PRIMEDIA and About agree to execute, concurrently with the execution of this Letter, the Mutual Release and Non-Disparagement Agreement, attached hereto as Exhibit B and on the Termination Date to execute the Mutual Release attached hereto as Exhibit C. You, PRIMEDIA and About agree that this Letter supersedes any other letters, e-mails or other documents between or among the parties with respect to the subjects hereof, including your September 6, 2001 letter to Tom Rogers and the e-mail to you from Beverly Chell sent September 9, 2001.

     14. Terms capitalized in this Letter and not specifically defined herein shall have the definitions thereof in the Agreement apply.

     15. The provisions of Sections 13 (a), (b), (c), (d), (f), (g), (j) (k) and
         (l) are incorporated in this Letter by reference to the Agreement, as if specifically set forth herein in full, and shall apply to the provisions of this Letter.

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         Please indicate your agreement with the terms and provisions of this
Letter by executing a copy hereof in the space indicated below and returning it by fax or in person delivery to me.

                                                               Very truly yours,

PRIMEDIA Inc.                                             Agreed to and accepted

By /s/ Beverly C. Chell                                 By /s/ Scott Kurnit
  -----------------------                                 ----------------------
  Vice Chairman                                            Scott Kurnit

About.com, Inc.

By /s/ Beverly C. Chell
  -----------------------
    Vice Chairman